UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             Cell Therapeutics, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    150934107

                                 (CUSIP Number)

                                December 31,2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

CUSIP No. 150934107                 13G/A            Page 2 of 14 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY  OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible into
             8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 3 of 14 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into  8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible into
             8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 4 of 14 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible into
             8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 5 of 14 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible into
             8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 6 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible
             into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 7 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible into
             8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 8 of 14 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible
             into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 9 of 14 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible into
             8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 10 of 14 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011,
                    convertible into 8,198,509 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible
                    into 8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             7.5% Convertible Senior Notes, due 2011, convertible into
             8,198,509 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.36%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                 13G/A            Page 11 of 14 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on May 5, 2006 (as amended, the "Schedule 13G") with respect to shares of Common Stock, no par value ("Common Stock") of Cell Therapeutics, Inc., a Washington corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Item 4 in its entirety as set forth below.

Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

               As of the date of this filing, each Reporting Person may be deemed the beneficial owner of 8,198,509 shares of Common Stock issuable upon conversion of 7.5% Convertible Senior Notes due 2011 owned by Highbridge International LLC.

Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.

            (b) Percent of class:

               The Company's Amendment No. 1 to its quarterly report on Form 10-Q/A that was filed on February 6, 2007. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon the conversion of the 7.5% Convertible Senior Notes due 2011, issued by the Company, the Reporting Persons may be deemed to beneficially own approximately 5.36% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.


            (c) Number of shares as to which such person has:

                       (i) Sole power to vote or to direct the vote

CUSIP No. 150934107                 13G/A            Page 12 of 14 Pages


                       (ii)  Shared power to vote or to direct the vote

                             See Item 4(a)

                       (iii) Sole power to dispose or to direct the disposition
                             of

                             0

                       (iv) Shared power to dispose or to direct the disposition of

                             See Item 4(a)

CUSIP No. 150934107                 13G/A            Page 13 of 14 Pages


                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2007

HIGHBRIDGE INTERNATIONAL LLC                 HIGHBRIDGE CAPITAL CORPORATION

By: Highbridge Capital Management, LLC       By: Highbridge Capital Management,
    its Trading Manager                          LLC
                                                 its Trading Manager

By: /s/ Carolyn Rubin                        By: /s/ Carolyn Rubin
    -------------------------------              -------------------------------
Name: Carolyn Rubin                          Name: Carolyn Rubin
Title: Managing Director                     Title: Managing Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Carolyn Rubin
    -------------------------------
Name: Carolyn Rubin
Title: Managing Director

                                             HIGHBRIDGE MASTER L.P.

                                             By: Highbridge GP, Ltd.
                                                 its General Partner


                                             By: /s/ Clive Harris
                                             --------------------------------
                                             Name: Clive Harris
                                             Title: Director

HIGHBRIDGE CAPITAL L.P.                      HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                         By: /s/ Clive Harris
    -------------------------------              -------------------------------
Name: Clive Harris                           Name: Clive Harris
Title: Director                              Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                         /s/ Glenn Dubin
    -------------------------------          -----------------------------------
Name: Clive Harris                           GLENN DUBIN
Title: Director

CUSIP No. 150934107                 13G/A            Page 14 of 14 Pages


/s/ Henry Swieca
-------------------------------
HENRY SWIECA